Mueller Industries, Inc. Reports Second Quarter 2023 Earnings

COLLIERVILLE, Tenn., July 25, 2023 -- Mueller Industries, Inc. (NYSE: MLI) announces results for the second quarter of 2023. Comparisons are to the second quarter of 2022, which, for context, yielded the highest quarterly earnings on record and a 70 percent increase in operating income over the same period in 2021.
•Operating Income of $210.7 million versus $268.9 million
•Net Income of $177.7 million versus $206.6 million
•Diluted EPS of $3.12 versus $3.65
•Net Sales of $897.0 million versus $1.15 billion

Second Quarter Financial and Operating Highlights:
•The decrease in net sales was primarily attributable to the normalization of demand across our three segments. In addition, lower COMEX copper prices, which were 11 percent below the second quarter of 2022, contributed to the decline.
•The change in metal prices, net of hedges, resulted in a $6.9 million increase in cost of goods sold in the current quarter as compared with an $8.0 million decrease in the prior year period.
•Operating costs were unfavorably stressed due to the impacts of several nonrecurring events:
◦As previously reported, our copper fitting manufacturing plant was damaged by a tornado on March 31, 2023 and remains shut down. While we rebuild the facility, we are producing some product in makeshift operations and sourcing the rest.
◦Our Brass Rod business was disrupted by a fire that resulted from work being performed by a third party contractor, thereby impairing production for nearly three weeks during the quarter.
◦Our Westermeyer business, which lost its manufacturing plant to a fire in August 2022, continues to operate at 80-85 percent of pre-fire levels in makeshift production operations. The business settled and recorded a $19.5 million gain from the insurance claim arising from the fire.
•Cash and short-term investments at quarter end were $898.4 million, an increase of $116.0 million during the quarter.
•Our current ratio increased to 5.4 to 1.

Regarding the quarter performance and outlook, Greg Christopher, Mueller’s CEO said, “Our team managed through some difficult issues and demonstrated its commitment to servicing customers, no matter the obstacles. Given the state of business and the unforeseen challenges we confronted, to have achieved these results is quite positive.

Decline in overall demand was as anticipated due to the easing of supply chain congestion and moderation of construction activity from its peak levels in 2022. Expenses were elevated due to inflation and the aforementioned disruptions, which absorbed considerable amounts of additional time and cost.

For the second half, we maintain our view that inflation and interest rates will remain at elevated levels and as such, will continue to exert pressure on the global economy. Demand and backlogs appear to have moderated to more normal levels, as supply chains have been sensibly rebalanced.

We will adjust as conditions dictate and are focused on investments that will optimize our manufacturing platform, reduce costs and improve profitability. We continue to generate strong cash flows, which provide us the necessary resources to act swiftly as growth opportunities present themselves.”

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Six Months Ended
(In thousands, except per share data)	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022

Net sales	$896,984	$1,150,042	$1,868,176	$2,160,044

Cost of goods sold	639,272	820,914	1,318,070	1,565,425
Depreciation and amortization	10,416	11,302	21,073	22,143
Selling, general, and administrative expense	56,062	48,956	108,693	96,412
Gain on sale of assets	—	—	—	(5,507)
Gain on insurance settlement	(19,466)	—	(19,466)	—

Operating income	210,700	268,870	439,806	481,571

Interest expense	(135)	(147)	(278)	(305)
Interest income	7,732	103	13,967	263
Unrealized gain on short-term investments	20,820	—	20,820	—
Other income, net	1,841	2,100	4,077	2,720

Income before income taxes	240,958	270,926	478,392	484,249

Income tax expense	(62,122)	(68,290)	(123,479)	(122,489)
Income (loss) from unconsolidated affiliates, net of foreign tax	715	4,888	(269)	5,012

Consolidated net income	179,551	207,524	354,644	366,772

Net income attributable to noncontrolling interests	(1,840)	(972)	(3,694)	(1,904)

Net income attributable to Mueller Industries, Inc.	$177,711	$206,552	$350,950	$364,868

Weighted average shares for basic earnings per share	55,660	55,787	55,677	55,943
Effect of dilutive stock-based awards	1340	741	1023	776

Adjusted weighted average shares for diluted earnings per share	57,000	56,528	56,700	56,719

Basic earnings per share	$3.19	$3.70	$6.30	$6.52

Diluted earnings per share	$3.12	$3.65	$6.19	$6.43

Dividends per share	$0.30	$0.25	$0.60	$0.50

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME, CONTINUED
(Unaudited)

	For the Quarter Ended		For the Six Months Ended
(In thousands)	July 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022

Summary Segment Data:

Net sales:
Piping Systems Segment	$638,005	$824,807	$1,300,484	$1,528,237
Industrial Metals Segment	146,266	179,175	311,500	353,487
Climate Segment	123,954	164,484	276,908	305,106
Elimination of intersegment sales	(11,241)	(18,424)	(20,716)	(26,786)

Net sales	$896,984	$1,150,042	$1,868,176	$2,160,044

Operating income:
Piping Systems Segment	$151,142	$211,579	$314,996	$372,067
Industrial Metals Segment	17,971	24,168	45,186	47,427
Climate Segment	57,067	50,747	111,055	87,447
Unallocated income (expenses)	(15,480)	(17,624)	(31,431)	(25,370)

Operating income	$210,700	$268,870	$439,806	$481,571

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(In thousands)	July 1, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$771,317	$461,018
Short-term investments	127,051	217,863
Accounts receivable, net	459,467	380,352
Inventories	465,729	448,919
Other current assets	28,172	26,501

Total current assets	1,851,736	1,534,653

Property, plant, and equipment, net	386,928	379,950
Operating lease right-of-use assets	31,164	22,892
Other assets	306,592	304,904

Total assets	$2,576,420	$2,242,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$670	$811
Accounts payable	155,096	128,000
Current portion of operating lease liabilities	6,951	4,942
Other current liabilities	181,831	214,542

Total current liabilities	344,548	348,295

Long-term debt	1,267	1,218
Pension and postretirement liabilities	12,166	13,055
Environmental reserves	15,729	16,380
Deferred income taxes	18,821	16,258
Noncurrent operating lease liabilities	23,596	16,880
Other noncurrent liabilities	17,355	16,349

Total liabilities	433,482	428,435

Total Mueller Industries, Inc. stockholders’ equity	2,116,230	1,790,914
Noncontrolling interests	26,708	23,050

Total equity	2,142,938	1,813,964

Total liabilities and equity	$2,576,420	$2,242,399

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
(In thousands)	July 1, 2023	June 25, 2022

Cash flows from operating activities
Consolidated net income	$354,644	$366,772
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	21,252	22,322
Stock-based compensation expense	12,459	5,171
Provision for doubtful accounts receivable	(80)	151
Loss (income) from unconsolidated affiliates	269	(5,012)
Insurance proceeds - noncapital related	9,854	—
Gain on disposals of properties	(141)	(6,800)
Unrealized gain on short-term investments	(20,820)	—
Gain on insurance settlement	(19,466)	—
Deferred income tax expense (benefit)	2,406	(373)
Changes in assets and liabilities:
Receivables	(77,701)	(146,438)
Inventories	(12,149)	(49,354)
Other assets	(5,571)	(6,095)
Current liabilities	(14,460)	28,906
Other liabilities	(976)	(4,283)
Other, net	1,310	(433)

Net cash provided by operating activities	250,830	204,534

Cash flows from investing activities
Capital expenditures	(29,221)	(23,248)
Insurance proceeds - capital related	24,646	—
Purchase of short-term investments	(106,231)	—
Proceeds from the maturity of short-term investments	217,863	—
Proceeds from sales of properties	142	7,561
Dividends from unconsolidated affiliates	797	1,609

Net cash provided by (used in) investing activities	107,996	(14,078)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(33,402)	(27,968)
Repurchase of common stock	(19,303)	(33,469)
Repayments of debt	(130)	(111)
(Repayment) issuance of debt by consolidated joint ventures, net	(143)	360
Net cash used to settle stock-based awards	(2,588)	(95)

Net cash used in financing activities	(55,566)	(61,283)

Effect of exchange rate changes on cash	4,825	(2,234)

Increase in cash, cash equivalents, and restricted cash	308,085	126,939
Cash, cash equivalents, and restricted cash at the beginning of the period	465,296	90,376

Cash, cash equivalents, and restricted cash at the end of the period	$773,381	$217,315